As filed with the Securities and Exchange Commission on September 13, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERFECT WORLD CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

8th Floor, Huakong Building, No. 1 Shangdi East Road,

Haidian District, Beijing 100085, People’s Republic of China

(86 10) 5885-8555

(Address of Principal Executive Offices)

2010 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Kelvin Wing Kee Lau Chief Financial Officer 8th Floor, Huakong Building, No. 1 Shangdi East Road Haidian District, Beijing 100085 People’s Republic of China (86 10) 5885-8555	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +(852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Ordinary Shares, $0.0001 par value per share	240,205 (2)	$4.852 (2)	$1,165,475
Class B Ordinary Shares, $0.0001 par value per share	29,759,795 (3)	$5.062 (3)	$150,644,082
Total (4)	30,000,000	—	$151,809,557	$10,824.02

(1)	These shares may be represented by the Registrant’s ADSs, each of which represents five Class B ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-144296).

(2)	These shares represent ordinary shares issuable upon exercise of currently outstanding options granted from the 2010 Share Incentive Plan, which was approved by the shareholders of the Registrant on August 14, 2010 (the “2010 Share Incentive Plan”). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share for these shares is the exercise price per share.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the Nasdaq Global Select Market on September 10, 2010.

(4)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan. Any Class B ordinary shares covered by an award granted under the 2010 Share Incentive Plan (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Class B ordinary shares which may be issued under the 2010 Share Incentive Plan. Class B ordinary shares that actually have been issued under the 2010 Share Incentive Plan pursuant to an award shall not be returned to the 2010 Share Incentive Plan and shall not become available for future issuance under the 2010 Share Incentive Plan, except that if unvested Class B ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under the 2010 Share Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on June 14, 2010;

(b)	The Registrant’s reports on Form 6-K furnished on May 17, 2010, July 26, 2010, August 16, 2010 and August 17, 2010; and

(c)	The Registrant’s Description of Share Capital and Description of American Depositary Shares contained in the Registrant’s registration statement on Form F-1 (File No. 333-144282), originally filed with the Securities and Exchange Commission on July 2, 2007, including any amendments and reports subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, as amended on November 14, 2009, provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, losses, damages and expenses incurred by such persons in their capacity as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-144282), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-144282), also provides for indemnification of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 13, 2010.

Perfect World Co., Ltd.

By:	/S/ MICHAEL YUFENG CHI
Name:	Michael Yufeng Chi
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Michael Yufeng Chi, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MICHAEL YUFENG CHI	Chairman of the Board and Chief Executive Officer	September 13, 2010
Michael Yufeng Chi	(principal executive officer)

/S/ KELVIN WING KEE LAU	Chief Financial Officer	September 13, 2010
Kelvin Wing Kee Lau	(principal financial and accounting officer)

/S/ HAN ZHANG	Independent Director	September 13, 2010
Han Zhang

Signature	Title	Date

/s/ BING XIANG	Independent Director	September 13, 2010
Bing Xiang

/s/ DONG YANG	Independent Director	September 13, 2010
Dong Yang

/s/ DONALD J. PUGLISI	Authorized Representative in the United States	September 13, 2010
Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 of our annual report on Form 20-F (file no. 001-33587) filed with the Commission on June 19, 2009)

4.2	Amendments to the Amended and Restated Memorandum and Articles of Association adopted by the shareholders of the Registrant on November 14, 2009 (incorporated by reference to Exhibit 1.2 to the annual report of the Registrant on Form 20-F filed with the Commission on June 14, 2010.)

4.3	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 from our Registration Statement on Form F-1 Amendment No. 2 (file no. 333-144282) filed with the Commission on July 23, 2007)

4.4	2010 Share Incentive Plan, effective August 14, 2010 (incorporated by reference to Exhibit 99.6 to Form 6-K filed with the Commission on July 23, 2010)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this registration statement)

*	Filed herewith.